Exhibit (e)(ii)

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

BETWEEN

THE CHARLES SCHWAB FAMILY OF FUNDS

AND CHARLES SCHWAB & CO., INC.

Fund	Effective Date
Schwab Money Market Fund	December 15, 1989
Schwab Government Money Fund	December 15, 1989
Schwab Municipal Money Fund	December 15, 1989
Schwab California Municipal Money Fund (Formerly Schwab California Tax-Exempt Money Fund)	November 5, 1990
Schwab U.S. Treasury Money Fund	November 5, 1991
Schwab Value Advantage Money Fund	February 7, 1992
Schwab Retirement Advantage Money Fund (Formerly Schwab Institutional Advantage Money Fund)	November 26, 1993
Schwab Retirement Money Fund	November 26, 1993
Schwab New York Municipal Money Fund (Formerly Schwab New York Tax-Exempt Money Fund)	November 10, 1994
Schwab Government Cash Reserves Fund	October 20, 1997
Schwab New Jersey Municipal Money Fund	January 20, 1998
Schwab Pennsylvania Municipal Money Fund	January 20, 1998
Schwab AMT Tax-Free Money Fund (Formerly Schwab Florida Municipal Money Fund)	February 16, 1998
Schwab Massachusetts Municipal Money Fund	April 21, 2003
Schwab Cash Reserves	July 9, 2004
Schwab Advisor Cash Reserves	July 9, 2004
Schwab California AMT Tax-Free Money Fund	October 1, 2007
Schwab Treasury Obligations Money Fund	April 2, 2012

The Charles Schwab Family of Funds		Charles Schwab & Co., Inc.

By:	/s/ George Pereira	By:	/s/ John Sturiale
Name: George Pereira		Name: John Sturiale
Title: Treasurer & Principal Financial Officer		Title: Vice President

Dated: April 2, 2012

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